UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 11, 2024

Americold Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-34723	93-0295215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Glenlake Parkway,	South Tower, Suite 600
Atlanta,	Georgia	30328
(Address of principal executive offices)		(Zip Code)
(678) 441-1400
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	COLD	New York Stock Exchange

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2024, the Company announced that Thomas Novosel, Senior Vice President & Chief Accounting Officer has retired. In connection with his departure, and consistent with the terms of his existing employment agreement, previously filed with the Securities and Exchange Commission, and the Americold Realty Trust 2017 Equity Incentive Plan, Mr. Novosel will be entitled to an amount equal to (i) the sum of nine months of his annual base salary and nine months of his target bonus percentage payable over nine months, beginning on the sixtieth day following the termination date, but with the first payment being a lump sum payment covering all payment periods from the date of termination through the date of such first payment; (ii) continued participation in the Company’s current health, dental and vision benefit program for a period of nine (9) months (this continued participation period shall run concurrently with required continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)); (iii) any restricted stock units or operating profit units shall remain outstanding and eligible to vest on the scheduled vesting date(s); and (iv) a prorated portion of his performance-based restricted stock units and operating partnership profits units will remain outstanding and eligible to vest based on actual performance through the last day of the performance period, based on the number of days during the performance period that Mr. Novosel was employed, subject to his execution and non-revocation of a release of claims and compliance with post-termination restrictive covenants as set forth in his employment agreement.

Appointment of Senior Vice President & Chief Accounting Officer

Effective March 11, 2024, the Board of Directors (the “Board”) of Americold Realty Trust, Inc. (the “Company”) promoted Robert Harris, Vice President and Corporate Controller to Senior Vice President & Chief Accounting Officer.

Mr. Harris, age 48, served as the Company’s Vice President and Corporate Controller, from January 2014 until his promotion in March 2024. Mr. Harris has more than 25 years of experience in accounting and finance. Prior to joining the Company, Mr. Harris served as Vice President of Finance and Chief Accounting Officer of Aptean (formerly CDC Software, NASDAQ: CDCS). Before joining Aptean, he was a Senior Manager in the Audit and Assurance Practice at PriceWaterhouseCoopers. Mr. Harris holds a Bachelor’s Degree in Accountancy from Auburn University.

In connection with Mr. Harris’ appointment as Senior Vice President & Chief Accounting Officer, the Company provided an offer letter, dated as of March 11, 2024 (the “Harris Offer Letter”), which provides Mr. Harris the following key compensation and benefits:

•an annual base salary of $375,000, which will be reviewed on an annual basis;
•annual incentive compensation opportunity for meeting stated performance goals targeted at 50% of base salary, which will be reviewed on an annual basis;
•eligibility to participate in the Americold Realty Trust 2017 Equity Incentive Plan (the “Incentive Plan”) in such amounts and at such times as the Compensation Committee of the Board shall determine at its sole discretion, with a 2024 grant of a combination of performance-based and time-based equity awards totaling $250,000; and
•participation in the Company’s retirement, health and welfare, vacation and other benefit programs.

Mr. Harris will also participate in the Executive Severance Benefits Plan, which is filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on February 24, 2022 and incorporated by reference in this Item 5.02.

Mr. Harris’ employment with the Company will be “at will”. There are no family relationships between Mr. Harris and any Company director or executive officer, and no arrangements or understandings between Mr. Harris and any other person pursuant to which he was selected as an officer. Mr. Harris is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

The foregoing summary of the Harris Offer Letter is not complete and is subject to, qualified in its entirety by, and should be read in conjunction with, the full text of the Harris Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Robert Harris offer letter.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 11, 2024

Americold Realty Trust, Inc.

By:	/s/ E. Jay Wells
Name: E. Jay Wells
Title: Chief Financial Officer and Executive Vice President